As filed with the Securities and Exchange Commission on April 20, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARVELL TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-3971597
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1000 N. West Street, Suite 1200 Wilmington, Delaware	19801
(Address of Principal Executive Offices)	(Zip Code)

Marvell Technology Group Ltd. Amended and Restated 1995 Stock Option Plan (now named the Marvell Technology, Inc. Amended and Restated 1995 Stock Option Plan)

Marvell Technology Group Ltd. 2000 Employee Stock Purchase Plan, as Amended and Restated (now named the Marvell Technology, Inc. 2000 Employee Stock Purchase Plan, as Amended and Restated)

Cavium, Inc. 2016 Equity Incentive Plan

Cavium, Inc. 2007 Equity Incentive Plan

QLogic Corporation 2005 Performance Incentive Plan

Aquantia Corp. 2017 Equity Incentive Plan

Aquantia Corp. 2015 Equity Incentive Plan

Aquantia Corp. 2004 Equity Incentive Plan

Inphi Corporation Amended and Restated 2010 Stock Incentive Plan

(Full title of the plans)

Mitchell L. Gaynor

Executive Vice President, Chief Administration and Legal Officer, and Secretary

1000 N. West Street, Suite 1200

Wilmington, Delaware 19801

(Name and address of agent for service)

(302) 295-4840

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a small reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee(7)
Marvell Technology Group Ltd. Amended and Restated 1995 Stock Option Plan (now named the Marvell Technology, Inc. Amended and Restated 1995 Stock Option Plan)
In respect of available share reserve: Common Stock, par value $0.002 per share	76,518,612	$46.96	(3)	$3,593,314,019.52	$392,030.56
In respect of assumed restricted stock units: (4) Common Stock, par value $0.002 per share	11,691,979	$46.96	(3)	$549,055,333.84	$59,901.94
In respect of assumed performance-based restricted stock units earned based on achievement of relative total stockholder return: (4) Common Stock, par value $0.002 per share	2,071,531	$46.96	(3)	$97,279,095.76	$10,613.15
In respect of assumed performance-based restricted stock units earned based on achievement of value creation: (4) Common Stock, par value $0.002 per share	2,584,453	$46.96	(3)	$121,365,912.88	$13,241.02
In respect of assumed option awards: Common Stock, par value $0.002 per share	2,243,201	$12.92	(5)	$28,982,156.92	$3,161.95
Marvell Technology Group Ltd. 2000 Employee Stock Purchase Plan, as Amended and Restated (now named the Marvell Technology, Inc. 2000 Employee Stock Purchase Plan, as Amended and Restated)
In respect of available share reserve: Common Stock, par value $0.002 per share	40,519,082	$39.92	(6)	$1,617,359,677.11	$176,453.94
Cavium, Inc. 2016 Equity Incentive Plan
In respect of assumed restricted stock units: (4) Common Stock, par value $0.002 per share	443,574	$46.96	(3)	$20,830,235.04	$2,272.58
In respect of assumed option awards: Common Stock, par value $0.002 per share	122,679	$16.57	(5)	$2,032,791.03	$221.78
Cavium, Inc. 2007 Equity Incentive Plan
In respect of assumed restricted stock units: (4) Common Stock, par value $0.002 per share	681	$46.96	(3)	$31,979.76	$3.49
In respect of assumed option awards: Common Stock, par value $0.002 per share	342,842	$11.52	(5)	$3,949,539.84	$430.89
QLogic Corporation 2005 Performance Incentive Plan
In respect of assumed restricted stock units: (4) Common Stock, par value $0.002 per share	196,212	$46.96	(3)	$9,214,115.52	$1,005.26
Aquantia Corp. 2017 Equity Incentive Plan
In respect of assumed restricted stock units: (4) Common Stock, par value $0.002 per share	311,968	$46.96	(3)	$14,650,017.28	$1,598.32
Aquantia Corp. 2015 Equity Incentive Plan
In respect of assumed option awards: Common Stock, par value $0.002 per share	134,279	$11.51	(5)	$1,545,551.29	$168.62
Aquantia Corp. 2004 Equity Incentive Plan
In respect of assumed option awards: Common Stock, par value $0.002 per share	14,098	$4.13	(5)	$58,224.74	$6.35
Inphi Corporation Amended and Restated 2010 Stock Incentive Plan
In respect of assumed restricted stock units: (4) Common Stock, par value $0.002 per share	10,040,693	$46.96	(3)	$471,510,943.28	$51,441.84
In respect of assumed performance-based restricted stock units: Common Stock, par value $0.002 per share	133,647	$46.96		$6,276,063.12	$684.72
In respect of assumed option awards: Common Stock, par value $0.002 per share	127,249	$3.0611	(5)	$389,521.91	$42.50

Total	147,496,780			$6,537,845,178.85	$713,278.91	(8)

(1)	Marvell Technology, Inc. (“MTI” or the “Registrant”) is filing this registration statement on Form S-8 (the “Registration Statement”) to register the issuance of an aggregate of 147,496,780 shares of common stock, par value $0.002 per share, of MTI (“MTI Common Stock”), which are issuable pursuant to: (i) the Marvell Technology Group Ltd. Amended and Restated 1995 Stock Option Plan (now named the Marvell Technology, Inc. Amended and Restated 1995 Stock Option Plan), (ii) the Marvell Technology Group Ltd. 2000 Employee Stock Purchase Plan, as Amended and Restated (now named the Marvell Technology, Inc. 2000 Employee Stock Purchase Plan, as Amended and Restated), (iii) the Cavium, Inc. 2016 Equity Incentive Plan, (iv) the Cavium, Inc. 2007 Equity Incentive Plan, (v) the QLogic Corporation 2005 Performance Incentive Plan, (vi) the Aquantia Corp. 2017 Equity Incentive Plan, (vii) the Aquantia Corp. 2015 Equity Incentive Plan, (viii) the Aquantia Corp. 2004 Equity Incentive Plan, and (ix) the Inphi Corporation Amended and Restated 2010 Stock Incentive Plan (collectively, the “Plans”).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover (i) any additional shares of MTI Common Stock that may become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of MTI Common Stock and (ii) an indeterminate amount of plan interests to be offered or sold pursuant to the Marvell Technology Group Ltd. 2000 Employee Stock Purchase Plan, as Amended and Restated (now named the Marvell Technology, Inc. 2000 Employee Stock Purchase Plan, as Amended and Restated).
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon $46.96, which is the average of the high and low prices per share of Marvell common shares as reported on the Nasdaq Global Select Market on April 19, 2021.
(4)	The Registrant has assumed the restricted stock unit awards and the incentive awards issued under the listed Plan pursuant to the Merger Agreement (as defined below).
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the weighted average per share exercise price (rounded to nearest cent) for certain outstanding option awards issued under the listed Plan. The Registrant has assumed the stock options issued under the listed Plan pursuant to the Merger Agreement.
(6)	Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee, based upon 85% of the average of the high and low prices of Marvell’s common shares as reported on the Nasdaq Global Select Market on April 14, 2021. Pursuant to the Marvell Technology Group Ltd. 2000 Employee Stock Purchase Plan, as Amended and Restated (now named the Marvell Technology, Inc. 2000 Employee Stock Purchase Plan, as Amended and Restated), the purchase price of a common share is 85% of the fair market value of the common share.
(7)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $109.10 per $1,000,000 of the proposed maximum aggregate offering price.
(8)	Pursuant to Rule 457(p) promulgated under the Securities Act, $146,985.04 of the registration fee due is offset by the registration fee previously paid by the Registrant in connection with the registration of shares of MTI Common Stock on Form S-4 (File No. 333-251606), as amended, initially filed by the Registrant on December 22, 2020, with respect to which no shares of MTI Common Stock were issued or sold. Accordingly, the fee for this Registration Statement is offset by that amount and the remaining fee of $566,293.87 is paid herewith.

EXPLANATORY NOTE

On April 20, 2021, pursuant to the Agreement and Plan of Merger and Reorganization, dated October 29, 2020, by and among Marvell Technology Group Ltd., a Bermuda exempted company (“Marvell”), Marvell Technology, Inc., a Delaware corporation and a wholly owned subsidiary of Marvell (“MTI” or the “Registrant”), Maui Acquisition Company Ltd, a Bermuda exempted company and a wholly owned subsidiary of MTI (“Bermuda Merger Sub”), Indigo Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of MTI (“Delaware Merger Sub”), and Inphi Corporation, a Delaware corporation (“Inphi”), (i) Bermuda Merger Sub merged with and into Marvell (the “Bermuda Merger”), with Marvell continuing as a wholly owned subsidiary of MTI; and (ii) Delaware Merger Sub merged with and into Inphi (the “Delaware Merger” and, together with the Bermuda Merger, the “Mergers”), with Inphi continuing as a wholly owned subsidiary of MTI. As a result of the Mergers, at the effective time of the Delaware Merger, which occurred at 4:02 p.m. Eastern Time on April 20, 2021, MTI became the parent public reporting company. On the same day, MTI filed a Current Report on Form 8-K for the purpose of establishing MTI as the successor issuer to Marvell pursuant to Rule 12g-3(c) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In connection with the Bermuda Merger, MTI assumed (i) the Marvell Technology Group Ltd. Amended and Restated 1995 Stock Option Plan (now named the Marvell Technology, Inc. Amended and Restated 1995 Stock Option Plan), (ii) the Marvell Technology Group Ltd. 2000 Employee Stock Purchase Plan, as Amended and Restated (now named the Marvell Technology, Inc. 2000 Employee Stock Purchase Plan, as Amended and Restated), (iii) the Cavium, Inc. 2016 Equity Incentive Plan, (iv) the Cavium, Inc. 2007 Equity Incentive Plan, (v) the QLogic Corporation 2005 Performance Incentive Plan, (vi) the Aquantia Corp. 2017 Equity Incentive Plan, (vii) the Aquantia Corp. 2015 Equity Incentive Plan, and (viii) the Aquantia Corp. 2004 Equity Incentive Plan (collectively, the “Marvell Plans”), and certain outstanding awards under the Marvell Plans.

In connection with the Delaware Merger, MTI assumed certain outstanding awards under the Inphi Corporation Amended and Restated 2010 Stock Incentive Plan (together with the Marvell Plans, the “Plans”).

This Registration Statement is being filed by the Registrant in connection with the registration of shares of common stock, par value $0.002 per share, of the Registrant (“MTI Common Stock”) issuable to eligible employees of the Registrant or its subsidiaries pursuant to outstanding awards under the Plans or shares of MTI Common Stock and awards that may in the future be granted under the Marvell Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available without charge, upon written or oral request to: Investor Relations, c/o Marvell Semiconductor, Inc., 5488 Marvell Lane, Santa Clara, California 95054.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant, Marvell and Inphi with the Commission under the Exchange Act, are incorporated herein by reference (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items):

(1)	The Registrant’s Current Report on Form 8-K filed with the Commission on April 20, 2021;

(2)

The description of the Registrant’s Common Stock, par value $0.002 per share, contained in the Registrant’s Registration Statement on Form S-4 initially filed with the Commission on December 22, 2020, as amended;

(3)	Marvell’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021, filed March 16, 2021;

(4)	Marvell’s Current Reports on Form 8-K filed on March 5, 2021, March 24, 2021, April 5, 2021, April 12, 2021, April 16, 2021, April 19, 2021 and April 20, 2021;

(5)	Inphi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed on February 25, 2021, as amended on March 2, 2021; and

(6)	Inphi’s Current Report on Form 8-K filed on April 15, 2021.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions that provide for the indemnification of officers and directors to the fullest extent as is permitted by the laws of the State of Delaware, as may be amended from time to time.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation contains a provision eliminating the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL, as may be amended from time to time.

The Registrant’s Amended and Restated Bylaws provide that the Registrant shall indemnify, to the fullest extent authorized by the DGCL, each person who was or is a party or is threatened to be made a party to, or was or is otherwise involved in, any action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, or any other threatened, pending or completed proceeding, whether brought by or in the right of the Registrant or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature, by reason of the fact that he or she is or was a director or an officer of the Registrant or while a director or officer of the Registrant is or was serving at the request of the corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, or by reason of anything done or not done by them in any such capacity, against all expense, liability and loss actually and reasonably incurred by such indemnitee.

The Merger Agreement requires the Registrant to maintain for six (6) years following the effective time of the Bermuda Merger either the existing policies of directors’ and officers’ liability insurance maintained by each of Marvell and Inphi as of October 28, 2020 or provide substitute policies of comparable coverage, except that in no event will the annual cost to the Registrant for maintaining such policies exceed three hundred-percent (300%) of the annual premium currently paid for such policies, referred to as the maximum amount. Each of Marvell and Inphi may obtain a six (6)-year “tail” policy under such party’s existing directors’ and officers’ insurance policy in lieu of the foregoing, in each case for a cost not to exceed the applicable maximum amount.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Marvell Technology, Inc. filed with the Secretary of State of Delaware on April 20, 2021, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K as filed on April 20, 2021

3.2	Amended and Restated Bylaws of Marvell Technology, Inc. effective as of April 20, 2021, incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K as filed on April 20, 2021

4.1*	Marvell Technology Group Ltd. Amended and Restated 1995 Stock Option Plan (now named the Marvell Technology, Inc. Amended and Restated 1995 Stock Option Plan) (as amended and restated as of April 2, 2021)

4.2*	Marvell Technology Group Ltd. 2000 Employee Stock Purchase Plan (now named the Marvell Technology, Inc. 2000 Employee Stock Purchase Plan, as Amended and Restated) (as amended and restated as of April 2, 2021)

4.3*	Marvell Technology Group Ltd. 2000 Employee Stock Purchase Plan, as Amended and Restated (now named the Marvell Technology, Inc. 2000 Employee Stock Purchase Plan, as Amended and Restated) Form of Subscription Agreement

4.4	Cavium, Inc. 2016 Equity Incentive Plan (including forms of grant notice and agreements), incorporated by reference to Exhibit 10.1 of Marvell Technology Group Ltd.’s Quarterly Report on Form 10-Q for the period ended September 30, 2019 as filed on December 4, 2019

4.5	Cavium, Inc. 2007 Equity Incentive Plan (including forms of grant notice and agreements), incorporated by reference to Exhibit 10.2 of Marvell Technology Group Ltd.’s Quarterly Report on Form 10-Q for the period ended September 30, 2019 as filed on December 4, 2019

4.6	QLogic Corporation 2005 Performance Incentive Plan (including forms of grant notice and agreements), incorporated by reference to Exhibit 10.3 of Marvell Technology Group Ltd.’s Quarterly Report on Form 10-Q for the period ended September 30, 2019 as filed on December 4, 2019

4.7	Aquantia Corp. 2017 Equity Incentive Plan (including forms of grant notice and agreements), incorporated by reference to Exhibit 10.6 of Marvell Technology Group Ltd.’s Quarterly Report on Form 10-Q for the period ended September 30, 2019 as filed on December 4, 2019

4.8	Aquantia Corp. 2015 Equity Incentive Plan (including forms of grant notice and agreements), incorporated by reference to Exhibit 10.5 of Marvell Technology Group Ltd.’s Quarterly Report on Form 10-Q for the period ended September 30, 2019 as filed on December 4, 2019

4.9	Aquantia Corp. 2004 Equity Incentive Plan (including forms of grant notice and agreements), incorporated by reference to Exhibit 10.4 of Marvell Technology Group Ltd.’s Quarterly Report on Form 10-Q for the period ended September 30, 2019 as filed on December 4, 2019

4.10	Inphi Corporation Amended and Restated 2010 Stock Incentive Plan, as amended and restated on April 14, 2020, incorporated by reference to Exhibit 10.6 of Inphi Corporation’s Quarterly Report on Form 10-Q for the period ended June 30, 2020 as filed on August 7, 2020

5.1*	Opinion of Hogan Lovells US LLP

23.1*	Consent of Hogan Lovells US LLP (filed as part of Exhibit 5.1)

23.2*	Consent of Deloitte & Touche LLP relating to Marvell Technology Group Ltd.’s financial statements

23.3*	Consent of PricewaterhouseCoopers LLP relating to Inphi Corporation’s financial statements

24.1	Power of Attorney (included in signature page to this Registration Statement)

*	Filed herewith.

Item 9.	Undertakings

The Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement); and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 20th day of April, 2021.

MARVELL TECHNOLOGY, INC.

By:	/s/ JEAN HU
	Name:	Jean Hu
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Matthew J. Murphy and Jean Hu and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this Registration Statement on this Form S-8 (including any post-effective amendments thereto) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ MATTHEW J. MURPHY	President and Chief Executive Officer	April 20, 2021
Matthew J. Murphy	(Principal Executive Officer), Director

/s/ JEAN HU	Chief Financial Officer	April 20, 2021
Jean Hu	(Principal Financial Officer)

/s/ WILLEM MEINTJES	Chief Accounting Officer	April 20, 2021
Willem Meintjes	(Principal Accounting Officer)

/s/ RICHARD S. HILL	Chairman of the Board	April 20, 2021
Richard S. Hill

/s/ TUDOR BROWN	Director	April 20, 2021
Tudor Brown

/s/ BRAD BUSS	Director	April 20, 2021
Brad Buss

/s/ EDWARD FRANK	Director	April 20, 2021
Edward Frank

/s/ MARACHEL KNIGHT	Director	April 20, 2021
Marachel Knight

/s/ BETHANY MAYER	Director	April 20, 2021
Bethany Mayer

/s/ MICHAEL STRACHAN	Director	April 20, 2021
Michael Strachan

/s/ ROBERT E. SWITZ	Director	April 20, 2021
Robert E. Switz

/s/ FORD TAMER	Director	April 20, 2021
Ford Tamer